Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163670 on Form S-8 of our report dated March 30, 2012, relating to the financial statements of Sorrento Therapeutics, Inc. for the year ended December 31, 2011, appearing in this Annual Report on Form 10-K of Sorrento Therapeutics, Inc.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 30, 2012